Exhibit 99.1
a.k.a. Brands Holding Corp. Reports First Quarter 2026 Financial Results
Net Sales Increased 3% to $132.5 Million and Active Customer Growth of 3.1% on a Trailing Twelve-Month Basis
Gross Margin Expansion and Continued Progress Across Strategic Priorities
SAN FRANCISCO – May 12, 2026 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced financial results for the quarter ended March 31, 2026.
Results for the First Quarter
•Net sales increased 3.0% to $132.5 million, compared to $128.7 million in the first quarter of 2025, up 1.2% on a constant currency basis1.
•Net loss was $7.1 million, or $0.66 per share, in the first quarter of 2026, compared to net loss of $8.4 million, or $0.78 per share, in the first quarter of 2025.
•Adjusted EBITDA2 was $5.1 million in the first quarter of 2026, compared to $2.7 million in the first quarter of 2025.
“We delivered a solid start to the year that marks a meaningful inflection point in our journey,” said Ciaran Long, Chief Executive Officer, a.k.a. Brands. “Over the past three years, we have fundamentally repositioned the business to improve profitability and durability. We’ve expanded distribution across stores, wholesale, and marketplace, strengthened our operational foundation, and instilled greater financial discipline across the business. Our first quarter results demonstrate that this strategic work is translating into our financials, and we believe 2026 will be a meaningful proof point in our trajectory.”
“First quarter net sales grew 3% to $132.5 million, and we delivered adjusted EBITDA of $5.1 million, ahead of expectations. More importantly, excluding one-time adjustments, gross margin expanded materially year-over-year, driven by improved inventory discipline, stronger full-price sell-through, and the continued rollout of our test-and-repeat model.”
“Our brands continued to advance their strategic priorities during the quarter. Princess Polly is on pace with its retail expansion with 17 U.S. stores and 2 Australian stores expected to be open by the end of the year, along with a pop-up store opening at The Grove in Los Angeles later this month. Petal & Pup built wholesale momentum with strong performance across an expanding base of retail partners. Culture Kings’ sustained investment in its in-house brand portfolio is delivering measurable results, with gross margin and full-price mix improving materially year-over-year. We are confident that the progress across our brands, combined with the strength of our financial foundation, positions us well for continued growth and profitability over the long term,” Long concluded.
First Quarter Financial Details
•Net sales increased 3.0% to $132.5 million, compared to $128.7 million in the first quarter of 2025. The increase was driven by a 4.2% increase in the number of orders, that was partially offset by a 1.3% decrease in average order value. On a constant currency basis1, net sales increased 1.2%.
•Gross margin was 63.1%, compared to 57.2% in the first quarter of 2025. Adjusted Gross Margin2 expanded 180 basis points to 59%. The increase in gross margin was primarily driven by an improved inventory position, more full-price selling and the benefit of the IEEPA tariff adjustment; partially offset by a $12.0 million write-off of streetwear inventory, as we fully transition to our test-and-repeat model, and other tariff-related charges.
•Selling expenses were $41.0 million, compared to $38.2 million in the first quarter of 2025. Selling expenses were 30.9% of net sales, compared to 29.7% of net sales in the first quarter of 2025. The increase was primarily driven by an increase in store selling expenses as our retail footprint expands.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2025, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Marketing expenses were $16.8 million, compared to $15.2 million in the first quarter of 2025. Marketing expenses were 12.6% of net sales, compared to 11.8% of net sales in the first quarter of 2025.
•General and administrative (“G&A”) expenses were $30.0 million, compared to $25.7 million in the first quarter of 2025. G&A expenses were 22.7% of net sales, compared to 20.0% of net sales in the first quarter of 2025.
•Adjusted EBITDA2 was $5.1 million, or 3.9% of net sales, compared to $2.7 million, or 2.1% of net sales, in the first quarter of 2025.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the first quarter totaled $12.9 million, compared to $20.3 million at the end of fiscal year 2025.
•Inventory at the end of the first quarter totaled $67.7 million, compared to $86.2 million at the end of fiscal year 2025 and $94.4 million at the end of the first quarter of 2025.
•Debt at the end of the first quarter totaled $109.6 million, compared to $111.1 million at the end of fiscal year 2025 and $119.9 million at the end of the first quarter of 2025.
•Cash flow used in operations for the three months ended March 31, 2026 was $3.8 million, compared to cash flow used in operations of $1.9 million for the three months ended March 31, 2025.
Tariff Update
Following the U.S. Supreme Court’s decision that the International Emergency Economic Powers Act (“IEEPA”) does not authorize tariffs, the U.S. Court of International Trade has ordered U.S. Customs and Border Protection to refund IEEPA duties.
The Company believes it is probable that it will recover the IEEPA tariffs previously paid and therefore has recognized a receivable in prepaid expenses and other current assets of $25.8 million as of March 2026. Of this amount, $18.6 million was recognized in cost of goods sold and $7.2 million is capitalized as inventory on the balance sheet. As part of the IEEPA reversal, the Company also recognized approximately $2.0 million of charges related to the reversal of duty drawback benefits and other anticipated charges.
The below outlook contemplates tariff rates that were in place exiting 2025 due to the uncertainty surrounding go-forward tariff rates.
Outlook
We are providing the following guidance for the full year ending December 31, 2026 and the second quarter ending June 30, 2026:

(in millions)	Updated FY 2026 Outlook	Prior FY 2026 Outlook
Net Sales	$625 - $635	$625 - $635
Adjusted EBITDA[3]	$30 - $32	$27 - $29
Weighted average diluted share count	11	11
Capital expenditures	$18 - $20	$18 - $20

(in millions)	Second Quarter 2026 Outlook
Net Sales	$160 - $164
Adjusted EBITDA[3]	$8.5 - $9
Weighted average diluted share count	10.9
The guidance and forward-looking statements made in this press release and on the conference call are based on management’s expectations as of the date of this press release. See “Forward-Looking Statements” for additional information.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income (loss) outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Conference Call
A conference call to discuss the Company’s first quarter results is scheduled for May 12, 2026, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13760260. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal & Pup and mnml. Through these brands, we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven ‘test and repeat’ merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that’s online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability. We believe we are disrupting the status quo and pioneering a new approach to fashion.

Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China, including the imposition of tariffs and duties on goods imported from China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine and Israel-Palestine wars, relations between China and Taiwan, trade wars and relations between the U.S. and Mexico), legal, compliance and supply chain risks (including as a result of trade policies, including the negotiation or termination of trade agreements and the imposition of higher tariffs and duties on imports into the U.S. and Australia); interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the SEC). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales	$132,464	$128,657
Cost of sales	48,835	55,001
Gross profit	83,629	73,656
Operating expenses:
Selling	40,956	38,184
Marketing	16,751	15,173
General and administrative	30,026	25,682
Total operating expenses	87,733	79,039
Loss from operations	(4,104)	(5,383)
Other expense
Interest expense	(2,178)	(2,663)
Other expense	(642)	(295)
Total other expense	(2,820)	(2,958)
Loss before income taxes	(6,924)	(8,341)
Provision for income tax	(210)	(9)
Net loss	$(7,134)	$(8,350)
Net loss per share:
Basic and diluted	$(0.66)	$(0.78)
Weighted average shares outstanding:
Basic and diluted	10,807,930	10,686,730

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$12,862	$20,273
Accounts receivable, net	7,638	10,650
Inventory	67,690	86,177
Prepaid expenses and other current assets	37,192	12,371
Total current assets	125,382	129,471
Property and equipment, net	39,524	39,315
Operating lease right-of-use assets	93,279	88,624
Intangible assets, net	41,322	43,470
Goodwill	95,375	93,695
Deferred tax assets	8	8
Other assets	2,797	2,799
Total assets	$397,687	$397,382
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,491	$31,248
Accrued liabilities	34,147	33,532
Sales returns reserve	8,571	7,889
Deferred revenue	13,029	12,707
Income taxes payable	449	243
Operating lease liabilities, current	13,451	13,052
Current portion of long-term debt	6,375	6,375
Total current liabilities	105,513	105,046
Long-term debt	103,194	104,695
Operating lease liabilities	92,583	87,668
Other long-term liabilities	1,979	2,202
Total liabilities	303,269	299,611
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	477,074	476,124
Accumulated other comprehensive loss	(50,813)	(53,644)
Accumulated deficit	(331,971)	(324,837)
Total stockholders’ equity	94,418	97,771
Total liabilities and stockholders’ equity	$397,687	$397,382

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(7,134)	$(8,350)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,397	1,855
Amortization expense	2,331	2,519
Amortization of debt issuance costs	152	144
Lease incentives	657	1,025
Non-cash operating lease expense	3,185	2,833
Equity-based compensation	1,171	2,059
Changes in operating assets and liabilities:
Accounts receivable, net	3,027	(5,289)
Inventory	19,314	1,572
Prepaid expenses and other current assets	(24,870)	2,279
Accounts payable	(2,194)	(2,699)
Income taxes payable	205	(388)
Accrued liabilities	297	143
Sales returns reserve	651	2,042
Deferred revenue	230	941
Lease liabilities	(3,247)	(2,561)
Net cash used in operating activities	(3,828)	(1,875)
Cash flows from investing activities:
Purchases of property and equipment	(2,582)	(3,436)
Net cash used in investing activities	(2,582)	(3,436)
Cash flows from financing activities:
Proceeds from line of credit, net of issuance costs	—	21,500
Repayment of line of credit	—	(11,300)
Repayment of debt	(1,594)	(2,100)
Taxes paid related to net share settlement of equity awards	(221)	(248)
Repurchase of shares	—	(257)
Net cash (used in) provided by financing activities	(1,815)	7,595
Effect of exchange rate changes on cash, cash equivalents and restricted cash	742	108
Net (decrease) increase in cash, cash equivalents and restricted cash	(7,483)	2,392
Cash, cash equivalents and restricted cash at beginning of period	22,514	26,479
Cash, cash equivalents and restricted cash at end of period	$15,031	$28,871

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$12,862	$26,679
Restricted cash, included in prepaid expenses and other current assets	106	472
Restricted cash, included in other assets	2,063	1,720
Total cash, cash equivalents and restricted cash	$15,031	$28,871

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2026	2025
Gross margin	63.1%	57.2%
Net loss	$(7,134)	$(8,350)
Net loss margin	(5.4)%	(6.5)%
Adjusted EBITDA[2]	$5,148	$2,665
Adjusted EBITDA margin[2]	3.9%	2.1%
Key Operational Metrics and Regional Sales

	Three Months Ended March 31,
(metrics in millions, except AOV; sales in thousands)	2026	2025	% Change
Key Operational Metrics
Active customers[4]	4.26	4.13	3.1%
Average order value	$77	$78	(1.3)%
Number of orders	1.73	1.66	4.2%

Sales by Region
U.S.	$90,849	$88,054	3.2%
Australia & New Zealand	36,932	35,593	3.8%
Rest of world	4,683	5,010	(6.5)%
Total	$132,464	$128,657	3.0%
Year-over-year growth on a constant currency basis[1]	1.2%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
Number of Orders
We define the number of orders as the total number of orders placed by our customers, prior to product returns, across our platform or in our stores in any given period. An order is counted on the day the customer places the order. We consider the number of orders to be a key indicator of our ability to attract and retain customers, as well as an indicator of the desirability of our products.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for (benefit from) income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three months ended March 31, 2026 and 2025, is as follows:

	Three Months Ended March 31,
(dollars in thousands)	2026	2025
Net loss	$(7,134)	$(8,350)
Add (deduct):
Total other expense	2,820	2,958
Provision for income tax	210	9
Depreciation and amortization expense	4,728	4,374
Equity-based compensation expense	1,171	2,059
Distribution center relocation costs	484	737
Non-routine legal matters	2,650	711
Non-routine items[5]	219	167
Adjusted EBITDA	$5,148	$2,665
Net loss margin	(5.4)%	(6.5)%
Adjusted EBITDA margin	3.9%	2.1%
5 Non-routine items include severance from headcount reductions, one time supply chain sourcing costs and sales tax penalties.

Adjusted Gross Margin
Adjusted Gross Margin is a non-GAAP financial measure that management uses to assess our operating performance. Because Adjusted Gross Margin facilitates internal comparison of our historical operating performance on a more consistent basis, we use this measure for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted Gross Margin to increase over the long-term as we continue to leverage our test-and-repeat strategy, curate our brand portfolios and elevate product quality.
We calculate Adjusted Gross Margin as gross margin (calculated in accordance with GAAP) adjusted to exclude: the IEEPA tariff adjustment; any reversal of duty drawback benefits and other charges related to the IEEPA tariff adjustment; an inventory write-off; and one-time or non-recurring items. Adjusted Gross Margin is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in gross margin, the most directly comparable financial measure calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted Gross Margin to gross margin for the three months ended March 31, 2026 and 2025, is as follows:

	Three Months Ended March 31,
	2026	2025
Gross margin	63.1%	57.2%
Add (deduct):
IEEPA tariff adjustment	(13.9)%	—%
Reversal of duty drawback benefits and related charges	0.8%	—%
Inventory write-off	9.0%	—%
Adjusted Gross Margin	59.0%	57.2%